MIDDLESEX WATER COMPANY REPORTS
FINANCIAL RESULTS FOR SECOND QUARTER

ISELIN, NJ, (July 30, 2010)   Middlesex Water Company (NASDAQ:MSEX) (“Middlesex” or the “Company”) today reported second quarter operating revenues of $26.5 million compared to $23.1 million for the same period in 2009, an increase of 15.0%.  Net income for the quarter rose to $4.4 million from $2.8 million in the same quarter of 2009, an increase of 55.4%.  Earnings applicable to common stock for the quarter were $4.4 million, or $0.31 per basic share, compared with $2.8 million, or $0.21 per basic share, in 2009.  Diluted earnings per share for the quarter were $0.31, compared to $0.21 in 2009.  For the six months, ended June 30, 2010, net income increased $1.8 million or 42.2% from the same period in 2009.

Second Quarter Operating Results
Consolidated operating revenues for the three months ended June 30, 2010 increased $3.5 million from the same period in 2009.  Revenues in our Middlesex system in New Jersey rose $2.3 million, primarily due to a $0.9 million increase in contract sales to municipalities driven by higher demand for water and the effects of a March 2010 base rate increase.  The base rate increase also resulted in a $0.7 million increase in fixed-fee facilities charges.  Water sales to the residential, commercial and industrial classes of customers increased $0.7 million, primarily from the effects of the March 2010 base rate increase offset by decreased general metered service customer consumption.  Revenues from our Tidewater system in Delaware increased $1.1 million, primarily due to greater demand for water by general metered customers, a new bulk water contract and increased connection fees.
Middlesex Water Company Chairman, President and CEO Dennis W. Doll said, “We are encouraged by a return to weather patterns late in the second quarter of 2010 that have been more favorable than the abnormal patterns experienced in 2009. The improved weather helps position the company to capitalize on important infrastructure investments made in 2009 and early 2010, which have been fully reflected in the base rate increase approved in March.  We continue to be focused on controlling expenses and increasing efficiency through greater use of technology as those initiatives have been coming on-line. A significant milestone in our business systems transformation was achieved on June 29th when we converted our customer care and billing system, also a project that was afforded rate recognition by our regulators in the March 17th increase,” added Doll.
 Favorable results for the three months ended June 30, 2010 increased net income by $1.6 million, compared to the same period in 2009.  The increase in earnings per share for the three months ended June 30, 2010, as compared to the same period in 2009, resulting from increased net income was tempered by an increase in the average number of common shares outstanding after the Company’s sale of 1.9 million shares of common stock in a June 2010 public stock offering.
Operation and maintenance expenses for the three months ended June 30, 2010 increased $0.7 million from the same period in 2009. This was attributable in part to $0.1 million of costs incurred in connection with higher incidences of water main breaks and leaks in our Middlesex system; increased purchased water costs of $0.2 million driven by overall heightened demand in our Middlesex system; and licensing and service costs of $0.2 million related to implementation of a Company-wide enterprise resource planning technology platform in 2010.

Six Month Operating Results
Consolidated operating revenues for the six months ended June 30, 2010 increased $4.5 million or 10.3% from the same period in 2009.  Revenues in our Middlesex system increased $2.7 million, primarily due to a $1.2 million increase in contract sales to municipalities driven by higher demand and effects of the March 2010 base rate increase.  Other factors contributing were $1.1 million in increased facilities charges primarily from the base rate increase; $0.2 million in revenues through an approved purchased water adjustment clause and $1.7 million in increased revenues in our Tidewater system due to higher demand, increased base rates, new customer growth and connection fees.
Operation and maintenance expenses increased $1.2 million from the same period in 2009. This was attributable in part to $0.4 million of costs incurred in connection with higher incidences of water main breaks and leaks in our Middlesex system, increased purchased water costs of $0.4 million in our Middlesex system driven by overall heightened demand in our Middlesex system and $0.2 million in increased licensing and service costs related to implementation of our Company- wide enterprise resource planning technology platform.
Net income increased $1.8 million or 42.2% from the same period in 2009. Basic earnings per share increased to $0.43 for the six months ended June 30, 2010, compared to $0.31 for the same period in 2009.   Diluted earnings per share increased to $0.42 for the six months ended June 30, 2010, compared to $0.31 for the same period in 2009.

Company Quarterly Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.1800 per share, payable September 1, 2010 to common shareholders as of August 13, 2010.  The Company has paid cash dividends in varying amounts continually since 1912.  Middlesex Water has a Dividend Reinvestment Plan under which dividends and optional cash payments can be used to purchase additional shares of Common stock.

Appointment of a Lead Director
The Company’s Board of Directors also approved an amendment to the Company’s By-Laws to provide for the appointment of a Lead Director, in view of the fact that Dennis W. Doll serves as Chairman of the Board as well as President and Chief Executive Officer. Jeffries Shein has been appointed by the Board to serve as such Lead Director.

About Middlesex Water Company
Middlesex Water Company is a provider of water, wastewater and related services, primarily in New Jersey and Delaware.   Organized in 1897, the Company provides regulated and unregulated water and wastewater utility services through various subsidiary companies. For additional information regarding Middlesex Water Company, visit the Company’s Web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others,  our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost  containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:
Bernadette Sohler, Vice President – Corporate Affairs
Middlesex Water Company
1500 Ronson Road
Iselin, New Jersey   08830
www.middlesexwater.com
(732) 638-7549

MIDDLESEX WATER COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Operating Revenues	$26,538	$23,083	$48,184	$43,665

Operating Expenses:
Operations and Maintenance	13,576	12,893	27,170	25,936
Depreciation	2,236	2,111	4,439	4,196
Other Taxes	2,832	2,532	5,391	4,984

Total Operating Expenses	18,644	17,536	37,000	35,116

Operating Income	7,894	5,547	11,184	8,549

Other Income (Expense):
Allowance for Funds Used During Construction	348	241	642	482
Other Income	189	150	360	328
Other Expense	(33)	(7)	(53)	(18)

Total Other Income, net	504	384	949	792

Interest Charges	1,882	1,766	3,306	3,158

Income before Income Taxes	6,516	4,165	8,827	6,183

Income Taxes	2,092	1,319	2,843	1,976

Net Income	4,424	2,846	5,984	4,207

Preferred Stock Dividend Requirements	52	52	104	104

Earnings Applicable to Common Stock	$4,372	$2,794	$5,880	$4,103

Earnings per share of Common Stock:
Basic	$0.31	$0.21	$0.43	$0.31
Diluted	$0.31	$0.21	$0.42	$0.31

Average Number of
Common Shares Outstanding :
Basic	13,972	13,434	13,756	13,424
Diluted	14,235	13,697	14,019	13,687

Cash Dividends Paid per Common Share	$0.1800	$0.1775	$0.3600	$0.3550